Exhibit 5.1

Seanergy Maritime Holdings Corp. 154 Vouliagmenis Avenue 166 74 Glyfada Athens, Greece

Our reference: 31339.50005/80759576v2

August 18, 2020

Seanergy Maritime Holdings Corp.: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the “Company”), in connection with (i) the preparation of the Company’s registration statement on Form F-3 (File No. 333-226796, and as amended and supplemented, the “Registration Statement”), which became effective with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), on August 17, 2018, (ii)  the Company’s public offering and sale of 35,714,286 units (the “Units”) of the Company, each unit consisting of (x) one common share, par value $0.0001 per share (each, a “Common Share”) of the Company (collectively, the “Unit Shares”) or one pre-funded warrant to purchase one Common Share at an exercise price equal to US$0.01 per Common Share (collectively, the “Unit Pre-Funded Warrants,” and the Common Shares issuable upon exercise thereof, the “Unit Pre-Funded Warrant Shares”), and (y) one Class E Warrant to purchase one Common Share (collectively, the “Unit Class E Warrants”), and up to 5,357,142 additional Common Shares (together with the Unit Shares, the “Shares”) and/or pre-funded warrant (together with the Unit Pre-Funded Warrants, the “Pre-Funded Warrants”) and up to 5,357,142 additional Class E Warrants (together with the Unit Class E Warrants and the Pre-Funded Warrants, the “Warrants,” and the Common Shares issuable upon exercise of the Warrants, the “Warrant Shares”) which may be sold pursuant to an option granted to the underwriters by the Company to purchase additional securities, and (iii) the underwriting agreement dated August 17, 2020 (the “Underwriting Agreement”) by and among the Company and Maxim Group LLC, as representative of the several underwriters listed on Schedule A thereto.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement and the prospectus included therein (as amended and supplemented, the “Prospectus”);

(b)	the form of Class E Warrant to be entered into by the Company;

(c)	the form of Warrant Agency Agreement to be entered into by and between the Company and Continental Stock Transfer and Trust Company;

(d)	the form of Pre-Funded Warrant to be entered into by the Company;

(e)	the Underwriting Agreement;

(f)	the Company’s restated articles of incorporation and second amended and restated bylaws of the Company (each as amended to date, together, the “Articles and Bylaws”); and

(g)
such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have assumed that the Company will, at the time of any issuance of Warrant Shares, have a sufficient number of authorized but unissued shares of common stock pursuant to its Articles to so issue the relevant number of Warrant Shares. We have also assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

This opinion letter is limited to Marshall Islands law and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	The Units, the Shares, the Warrants and the Warrant Shares have been duly authorized by the Company.

2.	The Shares, when issued, sold and paid for in accordance with the terms of the Registration Statement, Prospectus and Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

3.
Assuming each of the Warrants is issued and delivered as contemplated in the Prospectus, the relevant Warrant Shares, when issued, delivered and paid for upon the exercise of such Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

4.
When the Units and Warrants are issued and delivered as contemplated in the Prospectus, the Units and Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP